UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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American Outdoor Brands Corporation

(Name of Registrant as Specified in its Charter)

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AMERICAN OUTDOOR BRANDS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 19, 2017

The Annual Meeting of Stockholders of American Outdoor Brands Corporation, a Nevada corporation, will be held at 11:00 a.m., Eastern Time, on Tuesday, September 19, 2017. The Annual Meeting of Stockholders will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting of Stockholders, vote, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2017 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting of Stockholders will be held for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2017 (“say-on-pay”).

3.                 To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).

4.                 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2018.

5.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on July 26, 2017 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote electronically during the meeting. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote electronically during the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 7, 2017

AMERICAN OUTDOOR BRANDS CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of American Outdoor Brands Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Time, on Tuesday, September 19, 2017, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting of Stockholders will be a virtual meeting. You will be able to attend the Annual Meeting of Stockholders during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/AOBC2017 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2017 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 7, 2017 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 19, 2017. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2017 Annual Report for the fiscal year ended April 30, 2017, are available at www.proxyvote.com.

How to Attend the Meeting; Asking Questions

You are entitled to attend the meeting only if you were a stockholder of record at the close of business on July 26, 2017, which we have set as the record date, or you hold a valid proxy for the meeting. You may attend the meeting by visiting www.virtualshareholdermeeting.com/AOBC2017 and using your 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials to enter the meeting. If, on July 26, 2017, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and you will be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

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Stockholders who wish to submit a question for the meeting may do so live during the meeting at www.virtualshareholdermeeting.com/AOBC2017.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on July 26, 2017, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 53,974,365 shares of our common stock. Each stockholder voting at the meeting, either electronically during the meeting or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on July 26, 2017, your shares were registered directly in your name with our transfer agent, Interwest Transfer Co., Inc., then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote electronically during the meeting.

If, on July 26, 2017, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares electronically during the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast electronically during the meeting or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Required Vote

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required for the election of each director nominee and to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2018. The advisory vote on the compensation of our named executive officers for fiscal 2017 (“say-on-pay”) and the advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”) are non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal and the say-on-frequency proposal alternative that receives the most votes cast.

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Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2018. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the say-on-frequency proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, and the say-on-frequency proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of shares voted “for” a nominee for election to our Board of Directors or any other proposal exceeds the number of shares voted “against” such nominee or other proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, abstentions and broker non-votes will have no effect on the election of directors, the say-on-pay proposal, the say-on-frequency proposal, or the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2018, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

In accordance with our director resignation policy, an incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. Our Board of Directors, upon recommendation of the Nominations and Corporate Governance Committee, will make a determination as to whether to accept or reject the offered resignation within 90 days after the stockholder vote. A director whose offered resignation is under consideration will abstain from any decision or recommendation regarding the offered resignation, but will otherwise continue to serve as a director until our Board of Directors makes its determination regarding the offered resignation. We will publicly disclose our Board of Directors’ decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the nine director

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VOTING AND OTHER MATTERS

nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2017, (3) to hold an advisory vote on the compensation of our named executive officers on an annual basis, and (4) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2018. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting electronically during the meeting (as provided under “Stockholders Entitled to Vote; Record Date; How to Vote”). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2017 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2017 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

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Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at nine. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of nine directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	70	Chairman of the Board (1)(2)
Robert L. Scott	71	Vice Chairman of the Board (2)
P. James Debney	49	President, Chief Executive Officer, and Director
Robert H. Brust	74	Director (3)
John B. Furman	73	Director (1)(3)
Gregory J. Gluchowski, Jr.	52	Director (1)(2)
Michael F. Golden	63	Director
Mitchell A. Saltz	64	Director
I. Marie Wadecki	68	Director (1)(2)(3)

(1)	Member of the Compensation Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit has been since December 2015 Vice Chairman of the Board of Modern Round Entertainment Corporation, a publicly held company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and has served as a director of that company or its predecessors since June 2011. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in

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the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our Board of Directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert H. Brust has served as a director of our company since July 2011. Mr. Brust served as Chief Financial Officer for Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007 and Chief Financial Officer of Eastman Kodak from January 2000 to November 2006. Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997.

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Mr. Brust previously served as a member of the Board of Directors and Audit Committee of Covidien Ltd., a developer, manufacturer, and provider of healthcare products, as a trustee for the Nantucket Cottage Hospital, as a director and Chairman of the Audit Committee of Delphi Corporation and Applied Materials, Inc., and as a member of the ICG Commerce Manufacturing Executive Advisory Board. We believe Mr. Brust’s extensive financial leadership experience at a number of world class, publicly traded companies, his extensive knowledge of financial and operational practices in manufacturing environments, and his prior board experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange- listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Gregory J. Gluchowski, Jr. has served as a director of our company since June 2015. Mr. Gluchowski has since September 2015 served as the President and Chief Executive Officer of The Hillman Group, Inc., a leading provider of hardware solutions focused on industry leading sales and service. Prior to his role with Hillman, Mr. Gluchowski served for six years as President of the $1.2 billion Hardware and Home Improvement (HHI) division of Spectrum Brands Holdings, Inc. and a former division of Stanley Black and Decker. Mr. Gluchowski was Vice President, Global Operations of Black & Decker Corporation from October 2005 to December 2009; General Manager, Mexican Operations & Director North American Operations from March 2003 to September 2005; and General Manager, Kwikset Waynesboro Operation from January 2002 to June 2003. Prior to joining Black & Decker Corporation, Mr. Gluchowski served in various executive leadership positions with Phelps Dodge Corporation — Wire & Cable Group from 1988 to 2001, with his most recent position being Senior Vice President, Customer Satisfaction. We believe Mr. Gluchowski’s extensive experience in consumer-focused, high-volume manufacturing companies and his executive leadership of global businesses with over 7,000 employees provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

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Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden served as Interim Chief Executive Officer of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corporation), an environmental solutions company that serves as a single source provider of recycling and environment-related programs, services and information, from October 2015 to February 2016 and has served on its board of directors since October 2012. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a Chairman of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has been since December 2015 Chairman of the Board of Modern Round Entertainment Corporation, a publicly held company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Saltz has served as the Chairman of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, or its predecessors since 2005 and the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, Chairperson of the Nominations and Corporate Governance Committee, and a member of the Audit Committee of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate

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Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

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CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Robert H. Brust, John B. Furman, Gregory J. Gluchowski, Jr., Michael F. Golden, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.aob.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Policy on Corporate Political Contributions and Expenditures

We have a policy on corporate political contributions and expenditures. In the event we make political contributions or expenditures in the United States that are not deductible by us as “ordinary and necessary” business expenses under Section 162(e) of the Internal Revenue Code of 1986, as amended, or the Code, in excess of $50,000 in the aggregate during such fiscal year, we will post on our website an annual report on such political contributions and expenditures. A copy of this policy and our annual report on corporate political contributions and expenditures for fiscal 2017 is available on our website at www.aob.com.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our

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company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates, also referred to as related-person transactions.

The Audit Committee currently consists of Messrs. Brust and Furman and Ms. Wadecki. Our Board of Directors has determined that each of Messrs. Brust and Furman and Ms. Wadecki, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently makes all decisions with respect to executive compensation. The Compensation Committee currently consists of Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki. Mr. Furman chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Gluchowski, Monheit, and Scott and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

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Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Director of Internal Audit, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held senior-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the

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description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

During fiscal 2014, we adopted enhanced stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance

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requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Clawback Policy

During fiscal 2014, we adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after May 1, 2013. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2017, Messrs. Furman, Gluchowski, and Monheit and Ms. Wadecki served on the Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors. During our fiscal year ended April 30, 2017, none of our executive officers served on the compensation committee or board of directors of any entity whose executive officers serve as a member of our Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of ten meetings during the fiscal year ended April 30, 2017. During the fiscal year ended April 30, 2017, the Audit Committee held five meetings; the Compensation Committee held ten meetings; and the Nominations and Corporate Governance Committee held seven meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2016 Annual Meeting of Stockholders.

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Majority Voting for Directors

We have a director resignation policy that provides that any incumbent director who does not receive the requisite majority of votes cast in an uncontested election is expected to submit his or her offer of resignation to our Board of Directors. For more detailed information regarding this policy see “Voting and Other Matters — Broker Non-Votes and Abstentions.”

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of American Outdoor Brands Corporation, c/o any specified individual director or directors, at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers. Our Board of Directors has authorized the Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, the Compensation Committee establishes annual cash and stock-based compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on key measures tying pay to performance. The Compensation Committee, with advice from its independent compensation consultants, also determines the compensation of our Board of Directors.

Fiscal 2017 Financial Highlights

Significant financial results for fiscal 2017 included the following:

•	Total net sales were $903.2 million, an increase of $180.3 million, or 24.9%, over our fiscal 2016 net sales.

•	Net sales for our Firearms segment were $773.0 million, an increase of $120.9 million, or 18.5%, over the prior fiscal year.

•

Net sales for our Outdoor Products & Accessories segment were $130.2 million, an increase of $59.3 million, or 83.8%, over the prior fiscal year, primarily because of the revenue generated as a result of acquisitions.

•	Gross margin was 41.5%, an increase of 90 basis points over the prior fiscal year.

•	Income from continuing operations was $127.9 million, an increase of $33.9 million, or 36.1%, over the prior fiscal year.

•	Net income per diluted share was $2.25, an increase of $0.57, or 33.9%, over the prior fiscal year.

•

We repurchased 2.6 million shares of our common stock in the open market completing our initially authorized $50.0 million stock repurchase plan. Our Board of Directors approved a new program to repurchase up to an additional $50.0 million of our outstanding shares of common stock from time to time until March 28, 2019.

•	We acquired the net assets or outstanding stock of three companies for an aggregate purchase price of $211.1 million, net of cash acquired, subject to certain adjustments, utilizing cash on hand.

•

We entered into an amendment to our existing credit agreement expanding our unsecured revolving line to $350.0 million with an option to increase the credit commitment for an additional $150.0 million and extending the maturity of the revolving line to October 27, 2021.

For further information regarding our financial results and their alignment with our cash incentive compensation, see “Fiscal 2017 Compensation — Annual Performance-Based Cash Incentive Compensation” below.

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Highlights of Fiscal 2017 Compensation Program, Including Changes in Certain Compensation Policies and Practices

The following highlights aspects of our fiscal 2017 compensation program:

•

As it has done in the past, the Compensation Committee, with advice from its independent compensation consultants, reviewed the base salaries of our executives compared with market data. As a result of this review, the Compensation Committee determined that Mr. Debney’s base salary was below the median of base salaries for CEOs of our peer companies, particularly in light of the expanding nature, growth, and overall performance of our company. As a result, the Compensation Committee increased the base salary of Mr. Debney by 12.5%, effective May 1, 2016. Based on the same review, the base salaries of Messrs. Buchanan and Cicero were increased by 3%, and 8% respectively, effective May 1, 2016. The increase for Mr. Cicero reflected additional responsibilities he assumed in fiscal 2017. The base salaries of Messrs. Buchanan and Smith reflected increases of 3% and 18.5%, respectively, made shortly before the beginning of fiscal 2017 when Messrs. Buchanan and Smith assumed additional positions. As a result of these mid-year salary increases, Mr. Buchanan received a modest 3% increase in base salary, and the base salary of Mr. Smith was unchanged over the level set in late fiscal 2016. Mr. Buckingham’s base salary was determined when he joined our company shortly before the beginning of fiscal 2017, so he did not receive any increase for fiscal 2017.

•

In fiscal 2017, the Compensation Committee continued to emphasize its pay-for-performance philosophy. For fiscal 2017, each of our executive officers received cash incentive compensation based on achieving pre-established company-wide financial performance targets set out in our Fiscal 2017 Cash Incentive Compensation Program. In addition to receiving cash incentive compensation as a result of our achieving the pre-existing targets set forth in our Fiscal 2017 Cash Incentive Compensation Program, Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, also received cash incentive compensation of $116,155 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer.

•

The stock-based awards granted to our named executive officers in fiscal 2017 consisted of a mix of service-based restricted stock units, or RSUs, which vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and performance-based RSUs, or PSUs, with the PSUs vesting promptly following the three-year anniversary of the date of grant based on the number of shares earned. PSU performance is measured on the relative performance of our common stock compared with the performance of the Russell 2000 Index, or the RUT. In addition, our executive officers are subject to a one-year holding period after the vesting of both the RSUs and PSUs during which they may not sell or otherwise dispose of the shares received.

•

For retention, stockholder alignment, and long-term focus reasons, the Compensation Committee maintained stock holding requirements for the shares underlying outstanding stock-based awards granted to our directors and executive officers so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all the shares underlying each grant.

•

The Compensation Committee maintained a value cap on PSUs granted in fiscal 2017 that limits the dollar value, determined as of the vesting date, of the shares that can be delivered to a maximum of 600% of the grant date value.

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•

As in the past, the Compensation Committee’s independent compensation consultants assisted the Compensation Committee by providing a market analysis of executive compensation as well as updating the committee on current trends and developments.

•

In order to reflect the performance of acquisitions, the Compensation Committee, in determining fiscal 2017 cash incentive bonuses, adjusted actual company-wide financial results by adding or subtracting from these actual results the amount by which revenue and EBITDAS for acquisitions closed during fiscal 2017 exceeded or failed to meet the performance models upon which the acquisitions were approved by the Board of Directors.

Corporate Governance Policies and Practices

We maintain corporate governance policies and practices designed to align executive and director compensation with stockholder interests.

•

To be consistent with policies previously adopted for executive officers, the Compensation Committee adopted stock holding requirements for the shares underlying stock-based awards granted to our directors so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of the vesting date for all of the shares underlying the grant. This means that our directors, as well as our executive officers, will not be able to sell the shares until a minimum of one year after the applicable equity award vests. The Compensation Committee first implemented this requirement in fiscal 2015 for executive officers to further align our executive officers with our stockholders and to enhance the long-term focus of our stock-based awards.

•	We have an independent Chairman of our Board of Directors, independent committee chairs, and regular executive sessions at which only the independent directors participate.

•

We have stock ownership guidelines for our executive officers and directors. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

•	We have a clawback policy that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

•

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	We do not provide any tax gross-up treatment on any severance or change-in-control benefits for our executive officers.

•

All unvested stock-based awards granted to our executive officers have “double-trigger” vesting acceleration in the event of a change in control of our company. These stock-based awards will receive vesting acceleration only if the executive officer suffers a qualifying termination in connection with a change-in-control.

•

Our compensation programs are developed by the Compensation Committee with assistance from the Compensation Committee’s independent compensation consultants in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executives in a manner that is in our best interests and those of our stockholders.

•

The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

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•

The Compensation Committee was mindful that our stockholders overwhelmingly approved, on an advisory basis at our 2016 Annual Meeting of Stockholders, the compensation of our named executive officers described in our proxy statement in our say-on-pay proposal. Holders of approximately 28.5 million of our then outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 97% of the votes cast on the say-on-pay proposal. The Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation, stock-based compensation, severance and change-in-control benefits, benefits generally available to employees and other executives of our company, and limited perquisites as described herein. The Compensation Committee considers each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. For more detailed information regarding our stock-based compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Stock-Based Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our performance-based philosophy to executive compensation, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers. This assumes relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, cash incentive compensation, and stock-based compensation after reviewing those of comparable companies, which generally compensate the chief executive officers at higher levels because of their roles and their importance to overall company success. We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our “pay-for-performance” philosophy and have been consistent with our performance.

The Compensation Committee has developed executive compensation programs that demonstrate our ongoing commitment to good corporate governance practices and align our

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executives’ interests with those of our stockholders. This includes maintaining a clawback policy and stock ownership guidelines, maintaining incentive stock and incentive bonus plans intended to align our incentive award grant practices with current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs, and prohibiting the repricing of options and stock appreciation rights, or SARs, without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with a termination of employment or a change-in-control.

Goals

The goals of our executive compensation program are as follows:

•	to attract, motivate, and retain highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation with the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, the Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that fiscal year. The Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. After receiving recommendations from our Chief Executive Officer, the Compensation Committee, with input from its independent compensation consultants, determines the compensation for our other executive officers.

At the request of the Compensation Committee, our Chief Executive Officer generally attends a portion of some of the Compensation Committee meetings, including meetings at which our independent compensation consultants are present. This enables the Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. The Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. However, the Compensation Committee, with the assistance of its independent compensation consultants, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets for our other executive officers. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Independent Compensation Consultants

In determining compensation levels, the Compensation Committee periodically reviews compensation levels of companies that it deems to be generally similar to our company based on their size, industry, and competitive factors to enable our company to attract executives from other

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industries and to establish compensation levels that it deems appropriate to retain and motivate our executive officers. The Compensation Committee uses this peer group information as well as published executive compensation survey data from a broader group of companies with similar revenue to our company as points of reference, but does not benchmark or target our compensation levels against this competitive information.

The Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, the identification of relevant peer companies, and an assessment of executive market compensation. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee. From time to time, the Compensation Committee also has retained the services of outside counsel to advise it on compensation matters.

Components of Compensation

Our executive compensation policy emphasizes our pay for performance philosophy with the opportunity to receive higher total compensation based on successful execution of our business plan and above market stock price appreciation.

Base Salary

The Compensation Committee targets base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for executive officers are established based on an executive’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, the Compensation Committee also takes into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee evaluates the recommendations of our Chief Executive Officer based on the same factors outlined above.

The Compensation Committee generally sets base salary levels for executive officers of our company at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

The Compensation Committee annually establishes a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, the Compensation Committee focuses on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, the Compensation Committee also considers

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individual objectives, responsibilities, and performance. Our incentive compensation targets for bonuses for our executive officers are determined by the Compensation Committee. Executive officer cash incentive compensation targets are subject to change based on the Compensation Committee’s periodic reviews of economic, industry, and competitive data; changes in individual responsibilities; and our compensation philosophy. The Compensation Committee confirms, with its compensation consultants and our company’s independent audit firm, the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Stock-Based Compensation

The Compensation Committee strongly believes in tying executive rewards directly to our long-term success and focusing our executives’ efforts on increasing stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; the grant date value of awards; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relation to our peer companies; and other factors that the Compensation Committee deems appropriate from time to time, including retention, overhang, and burn rate.

Our stock-based compensation consists primarily of stock options, RSUs, and PSUs. The Compensation Committee generally sets the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. The Compensation Committee generally establishes multi-year performance requirements for the vesting of PSUs to reward long-term company performance. PSUs are earned only if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT. Similarly, stock options provide value only in the event of stock price increases. At times, we may require a holding period after vesting that provides for the delivery of shares underlying stock-based awards on a delayed basis. In addition, we may institute a value cap as of the date of vesting on PSUs.

Other Benefits

Our executive officers are eligible to participate in those health, welfare, and retirement plans, including our profit sharing, 401(k), employee stock purchase, and medical and disability plans generally available to salaried employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and limited perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, housing allowances, relocation assistance, a nonqualified supplemental deferred compensation plan, and, for our Chief Executive Officer, reimbursement of insurance premiums. For more detailed information regarding these other benefits

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and perquisites for which our named executive officers are eligible, see “Executive Compensation.” We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding perquisites will be approved and subject to periodic review by the Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

The Compensation Committee sets the exercise or strike price of all stock-based awards other than RSUs or PSUs at the closing price of our common stock on the Nasdaq Global Select Market on the effective date of grant. The Compensation Committee generally grants stock-based compensation to our executive officers annually within the same time frame each year. In the case of new hires, grant prices generally are determined by the closing price of our common stock on the 15th day of the month following the date on which the employee reports for service. The Compensation Committee authorizes our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to and review by the Compensation Committee.

Fiscal 2017 Compensation

Compensation Consultants

The Compensation Committee engaged Compensia, Inc., or Compensia, an independent national compensation consulting firm, to assist in the design of our executive compensation program for fiscal 2017. The Compensation Committee has the sole authority to retain and dismiss its compensation consultants and approve the fees of its compensation consultants. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2017 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia did not have any conflicts of interest under the criteria established under such rules.

As a part of its process, Compensia assisted the Compensation Committee in determining an appropriate group of peer companies. The Compensation Committee uses the peer companies at the beginning of the fiscal year as one source of market information for cash compensation and at the end of the fiscal year to provide market information for equity compensation. Because the Compensation Committee reviews market data at different times to determine cash and equity compensation, it used two peer groups — the peer group developed in fiscal 2016 to set cash compensation and the peer group developed in fiscal 2017 to set equity. In selecting peer companies, Compensia identified companies deemed generally relevant to us with a focus on companies involved in leisure or cyclical and consumer products, especially those with high dollar products, and supplementing this list with companies involved in manufacturing, aerospace, and defense. Within these industries, Compensia used a rules-based approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with revenue from 50% to 200% of our revenue, market capitalizations from 50% to 200% of our market capitalization, and positive revenue growth at the time of the peer group review.

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COMPENSATION DISCUSSION AND ANALYSIS

The selected peer group for our cash compensation review in late fiscal 2016 consisted of the following companies:

Albany International Callaway Golf ESCO Technologies Ethan Allen Interiors Fox Factory Holdings Gentherm Gorman-Rupp Company Infinera iRobot Kate Spade & Company Movado Group	National Presto Industries Oxford Industries Plantronics RBC Bearings Shutterfly Simpson Manufacturing Standex International Sturm Ruger & Company Tumi Holdings Universal Electronics

The selected peer group for our equity compensation review in late fiscal 2017 consisted of the following companies:

Acushnet Holdings Albany International Callaway Golf ESCO Technologies Ethan Allen Interiors Gentherm Infinera iRobot Kate Spade & Company La-Z-Boy	Movado Group Oxford Industries Plantronics RBC Bearings Shutterfly Simpson Manufacturing Standex International Steve Madden Sturm Ruger & Company Universal Electronics

To more closely resemble the financial criteria and business strategy of our company, the Compensation Committee refreshed the fiscal 2017 peer group to include three companies not included in the fiscal 2016 peer group — Acushnet Holdings, La-Z-Boy, and Steven Madden — and to exclude four companies included in the fiscal 2016 peer group — Fox Factory Holdings, Gorman-Rupp Company, National Presto Industries, and Tumi Holdings. In addition, for our equity compensation review in late fiscal 2017, the Compensation Committee added a supplemental peer company, Vista Outdoor, because of its close business similarities. Information from Vista Outdoor was not included in the overall peer market data, but was shown on a supplemental basis to understand how competitors compensate their key executives.

Compensia provided an analysis of our peer companies and executive compensation survey data on a broader group of companies with similar revenue to our company, determined the positioning of each executive’s compensation by element among the peer companies and the survey data, developed recommendations and guidelines for the structure of our compensation program, and reviewed the overall compensation package and advised the Compensation Committee regarding the appropriateness of our compensation program.

Compensation Philosophy

Our executive compensation policy emphasizes our pay-for-performance philosophy with the opportunity to receive higher total compensation based on successful execution of our business plan and above market stock price appreciation.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salaries

As is our practice, the Compensation Committee generally, although not always, sets base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salaries in comparison to the peer and market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors, the Compensation Committee’s desire to reward and retain the key executives who we believe are instrumental to our success, the general industry range for base salary increases, and the competitiveness of base salaries against peer and market data, the Compensation Committee set base salaries for our executive officers during fiscal 2017 as follows:

Name	Annualized Fiscal 2016 Base Salary	Annualized Fiscal 2017 Base Salary	Percentage Change
P. James Debney	$608,988	$685,000	12.5%
President and Chief Executive Officer
Jeffrey D. Buchanan (1)	$372,577	$384,000	3.0%
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Robert J. Cicero (2)	$291,749	$315,000	8.0%
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary
Mark P. Smith (3)	$330,000	$330,000	0%
Senior Vice President, Manufacturing and Supply Chain Management
Matthew W. Buckingham (4)	$330,000	$330,000	0%
Senior Vice President, Firearm Division

(1)	In addition to Mr. Buchanan’s previously held titles, Mr. Buchanan was appointed Chief Administrative Officer in late fiscal 2016.

(2)	Mr. Cicero was promoted to Senior Vice President in June 2017.

(3)

Mr. Smith assumed the position of Senior Vice President, Manufacturing Services Division and President, Manufacturing Services of our subsidiary, Smith & Wesson Corp., in March 2016, which was just before the beginning of our 2017 fiscal year.

(4)

Mr. Buckingham joined our company as Senior Vice President, Firearm Division and President, Firearms of our subsidiary, Smith & Wesson Corp. in April 2016, which was just before the beginning of our 2017 fiscal year.

The base salary increases for Messrs. Debney, Buchanan, and Cicero were initially made in accordance with our annual performance review process. Base salaries increased 12.5% for Mr. Debney, 3.0% for Mr. Buchanan, and 8.0% for Mr. Cicero. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2017 Summary Compensation Table.”

Annual Performance-Based Cash Incentive Compensation

Our Fiscal 2017 Cash Incentive Compensation Program was based on two company-wide financial performance measures, which the Compensation Committee deemed important for each of our named executive officers, and additional individual performance goals for Mr. Cicero. One of the two company-wide financial performance measures, Adjusted EBITDAS, also served as a hurdle, for which the failure to achieve such performance measure would result in no bonuses regardless of the achievement of the other performance measure.

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COMPENSATION DISCUSSION AND ANALYSIS

A description of the two company-wide financial performance measures established under our Fiscal 2017 Cash Incentive Compensation Program is as follows:

Performance Measure	Weight	Target Performance (in 000’s)	Potential Maximum Payout of Target Bonus	Performance Required to Earn Maximum Payout (as a % of Target Performance)
Revenue	50.0%	$750,000	300.0%	116.4%
Adjusted EBITDAS	50.0%	$210,000	300.0%	114.3%

The failure to reach the hurdle measure of at least 83.7% of the targeted Adjusted EBITDAS measure would result in no bonuses regardless of the achievement of the revenue performance measure.

Our Fiscal 2017 Cash Incentive Compensation Program provided for a maximum cap of 300% of each executive officer’s target bonus opportunity. Eligibility for the payment of any award under our Fiscal 2017 Cash Incentive Compensation Program was subject to the continued employment of each named executive officer through the end of fiscal 2017.

Mr. Cicero had a target bonus of 65% of his base salary, of which 50% was based on the company-wide financial performance measures and 15% was based on his individual performance goals. Mr. Cicero’s individual performance goals consisted of enumerated individual performance objectives related to his roles and responsibilities as our General Counsel and Chief Compliance Officer, which were unrelated to our company-wide financial performance, as determined by the Compensation Committee.

Depending on the achievement of the targeted financial performance threshold and the level of financial performance of our company (and in the case of Mr. Cicero, the achievement of his individual performance goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer), our executive officers had the potential to receive target bonuses based on a percentage of their base salaries and were paid the percentage and amount of their target bonuses as follows:

Name	Annual Fiscal 2017 Base Salary (1)	Target Bonus Percentage	Annualized Target Cash Bonus Opportunity	Actual Bonus Paid for Fiscal 2017 (as a % of Target Bonus Opportunity)	Actual Bonus Paid for Fiscal 2017
P. James Debney	$685,000	100.0%	$685,000	245.8%	$1,683,938
Jeffrey D. Buchanan (1)	$384,000	75.0%	$288,000	245.8%	$707,991
Robert J. Cicero (1)(2)	$315,000	65.0%	$204,750	245.8%	$503,338
Mark P. Smith (1)	$330,000	65.0%	$214,500	245.8%	$527,306
Matthew Buckingham (1)	$330,000	65.0%	$214,500	245.8%	$527,306

(1)

Base salaries increased 12.5% for Mr. Debney, 3% for Mr. Buchanan, and 8.0% for Mr. Cicero. In addition, the base salary for Mr. Buchanan was increased by an additional 3% over his fiscal 2016 starting base salary when he assumed the additional position of Chief Administrative Officer in June 2015 and 18.5% for Mr. Smith when he assumed the position of Senior Vice President, Manufacturing Services Division and President, Manufacturing Services of our subsidiary, Smith & Wesson Corp., in March 2016. Mr. Buckingham’s base salary was set when he joined our company in fiscal 2016.

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(2)	Includes an additional 15% opportunity related to Mr. Cicero’s responsibilities as General Counsel and Chief Compliance Officer.

Each of our executive officers received cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Fiscal 2017 Cash Incentive Compensation Program. Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, received cash incentive compensation of $116,155 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer which is included in his target bonus opportunity and actual bonus paid for fiscal 2017 in the table above.

As stated above, in order to reflect the performance of acquisitions, the Compensation Committee adjusted actual company-wide financial results by adding or subtracting from these actual results the amount by which revenue and EBITDAS for acquisitions closed in fiscal 2017 exceeded or failed to meet the performance models upon which the acquisitions were approved by our Board of Directors. The adjustments resulted in a relatively minor reduction in executive compensation.

Stock-Based Compensation

During fiscal 2017, grants of annual stock-based compensation to our named executive officers consisted of RSUs and PSUs. In determining the equity award granted to each executive officer during fiscal 2017, the Compensation Committee considered the dollar value of the awards granted to each executive officer; previous grants to our executive officers; each named executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each named executive officer; the cost of the stock-based compensation to our company; each named executive officer’s total compensation in relationship to our peer companies and other companies included in the market data; and the overall performance of our company.

The Compensation Committee maintained stock holding requirements (originally adopted in fiscal 2015) for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2017 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date. This means that our executive officers will not be able to sell the shares until a minimum of one year after the award vests. The Compensation Committee implemented this requirement to further align our executive officers with our stockholders, to enhance the long-term focus of our stock-based awards, and to foster executive retention.

During fiscal 2017, we granted the following PSUs to our named executive officers:

Name	PSUs at Threshold	PSUs at Target	PSUs at Maximum
P. James Debney	26,638	70,100	140,200
Jeffrey D. Buchanan	9,538	25,100	50,200
Robert J. Cicero	5,472	14,400	28,800
Mark P. Smith	5,472	14,400	28,800
Matthew W. Buckingham	5,472	14,400	28,800

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following

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COMPENSATION DISCUSSION AND ANALYSIS

the date of grant) does not equal or exceed the relative performance of the RUT (measured based on the average closing price of the RUT during the 90-calendar-day-period preceding approximately the third anniversary of the date of grant against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will vest. If the relative performance of our common stock equals the relative performance of the RUT, then 38% of the PSUs subject to the awards (at target) will vest, or the threshold award. If the relative performance of our common stock exceeds the relative performance of the RUT by up to five points, then the PSUs subject to the awards will vest on a straight-line basis from the threshold award up to the target award, with 100% of the PSUs subject to the awards (the target number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of the RUT by five points. If the relative performance of our common stock exceeds the relative performance of the RUT by over five points up to a level of 10 points, then the PSUs subject to the awards will vest on a straight-line basis up to the maximum award, with 200% of the PSUs subject to the awards (the maximum number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of the RUT by 10 points or more.

The underlying shares earned, if any, related to these PSUs will be delivered on the first anniversary of the May 1 ending date of the performance period. The maximum number of shares that can be delivered with respect to fiscal 2016 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2017 Compensation Program, Including Changes in Certain Compensation Policies and Practices.”

Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the RUT will be measured based on the average closing price of the RUT during the 90-calendar-day-period immediately prior to the change in control against the average closing price of the RUT during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2017, we also granted the following RSUs to our named executive officers:

Name	RSUs
P. James Debney	63,700
Jeffrey D. Buchanan	22,900
Robert J. Cicero	13,000
Mark P. Smith	13,000
Matthew W. Buckingham (1)	43,000

(1)

Mr. Buckingham joined our company in April 2016 as Senior Vice President, Firearm Division and President, Firearms of our subsidiary, Smith & Wesson Corp. In additional to his annual grant of 13,000 RSUs, Mr. Buckingham also received an initial grant of 30,000 RSUs in connection with joining our company.

With the exception of the grant of 30,000 RSUs to Mr. Buckingham in connection with joining our company, the RSUs listed above vest one-fourth on May 1 following each of the first, second, third,

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and fourth anniversaries of the date of grant, subject to each executive’s continued service with us, and the underlying shares are delivered on the one-year anniversary of the applicable vesting date. The 30,000 RSUs granted to Mr. Buckingham vest one fourth following each of the first, second, third, and fourth anniversaries of the date of grant, subject to his continued service with us, and the underlying shares are delivered on the one-year anniversary of the applicable vesting date. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

For more detailed information regarding the amounts paid as stock-based compensation to our named executive officers, see “Executive Compensation — Fiscal 2017 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based compensation if the named executive officer’s service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Certain Stock-Based Compensation Arrangements in Prior Fiscal Years

Vesting of Previous PSU Grants

The PSUs granted in fiscal 2014, which had a three-year performance period ending at the conclusion of fiscal 2017, were earned at 115.17% of target because of our common stock’s favorable performance compared with the RUT. Over the three-year performance period, our stock price appreciated 131.5% while the RUT appreciated 120.0%, which resulted in our stock price appreciation exceeding the RUT’s by 11.52%. The Compensation Committee confirmed that this outperformance resulted in the vesting of 115.17% of the target number of PSUs granted in fiscal 2014. As a result of this outperformance of our common stock compared with the RUT, during fiscal 2017, our named executive officers received total vested awards of the following number of PSUs:

Name	PSUs
P. James Debney	67,375
Jeffrey D. Buchanan	26,416
Robert J. Cicero	13,820
Mark P. Smith	13,820

Other Elements of Fiscal 2017 Compensation

Clawback Policy

During fiscal 2014, we adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee. The policy is effective for financial statements for periods beginning on or after May 1, 2013. If final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Act, we will review this policy and make any amendments as necessary to comply with the new rules.

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COMPENSATION DISCUSSION AND ANALYSIS

This clawback policy applies to cash and stock-based incentive compensation programs, including our 2013 Incentive Stock Plan and our 2013 162(m) Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effect of our compensation policies and programs. Section 162(m) of the Code currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the principal financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met.

When reasonably practicable, the Compensation Committee seeks to qualify the variable incentive compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. The Compensation Committee, however, may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are in the best interests of our company and our stockholders, such as, for example, when the Compensation Committee believes it appropriate in order to attract or retain executive talent. The Compensation Committee will continue to exercise its judgment to determine whether or not to grant compensation that satisfies deductibility requirements of Section 162(m) of the Code, while also determining the most appropriate design and delivery of executive compensation programs to our executive officers.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G and 4999 during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables

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below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Gregory J. Gluchowski, Jr.

Barry M. Monheit

I. Marie Wadecki

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EXECUTIVE COMPENSATION

Fiscal 2017 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2017, 2016, and 2015, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total (4)
P. James Debney	2017	$683,538	$–	$2,855,209	–	$1,683,952	$79,169	$5,301,868
President and Chief Executive Officer	2016	$608,988	$–	$2,737,880	–	$1,826,963	$85,240	$5,259,071
	2015	$553,408	$–	$1,315,840	–	$–	$74,313	$1,943,561
Jeffrey D. Buchanan	2017	$383,780	$–	$1,024,141	–	$707,997	$86,053	$2,201,971
Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer	2016	$370,915	$–	$986,265	–	$838,299	$87,841	$2,283,320
	2015	$351,370	$–	$850,580	–	$–	$70,819	$1,272,769

Robert J. Cicero (5)	2017	$314,553	$–	$584,838	–	$503,342	$60,495	$1,463,228
Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary	2016	$291,749	$–	$563,138	–	$568,910	$59,365	$1,483,162
	2015	$283,155	$–	$458,280	–	$42,488	$42,483	$826,406

Mark P. Smith	2017	$330,000	$–	$584,838	–	$527,310	$55,375	$1,497,523
Senior Vice President, Manufacturing Services Division	2016	$284,430	$–	$563,138	–	$543,048	$59,355	$1,449,971
	2015	$270,284	$–	$458,280	–	$–	$34,315	$762,879
Matthew W. Buckingham (6)	2017	$330,000	$–	$1,190,838	–	$527,310	$76,607	$2,124,755
Senior Vice President, Firearm Division	2016	$6,346	$20,000	$563,138	–	$–	$–	$589,484

(1)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2017. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Stock-Based Compensation” and “Fiscal 2017 Grants of Plan-Based Awards” below and the narrative discussion that follows. See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2017 Compensation Program, Including Changes in Certain Compensation Policies and Practices” for certain changes affecting fiscal 2017 compensation for our named executive officers.

Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2017 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSUs
P. James Debney	$3,199,364
Jeffrey D. Buchanan	$1,145,564
Robert J. Cicero	$657,216
Mark P. Smith	$657,216
Matthew W. Buckingham	$657,216

(2)	The amounts shown in this column constitute payments made, if any, under our 2017, 2016, and 2015 annual performance-based cash incentive compensation programs. These amounts were calculated and

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EXECUTIVE COMPENSATION

paid to our named executive officers in the fiscal year following when they were earned. For fiscal 2015, none of our executive officers received cash incentive compensation for our company-wide financial performance as a result of our failure to achieve the pre-established targets set out in our Fiscal 2015 Cash Incentive Compensation Program. Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, received cash incentive compensation of $42,488 for fiscal 2015, $131,287 for fiscal 2016, and $116,155 for fiscal 2017 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer. For a description of our Fiscal 2017 Cash Incentive Compensation Program see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(3)	All Other Compensation consisted of the following for fiscal 2017:

Name	Car Allowance	Reimbursement for Insurance Premiums (3a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (3b)	Housing Allowance	Severance Payments	Other		Total
P. James Debney	$12,000	$22,636	(3c)	$8,786	$35,719	–	–	$28		$79,169
Jeffrey D. Buchanan	$12,000	$4,897		$8,409	$35,719	$25,000	–	$28		$86,053
Robert J. Cicero	$10,800	$3,464		$10,490	$35,719	–	–	$22		$60,495
Mark P. Smith	$10,800	$2,570		$6,076	$35,719	–	–	$210		$55,375
Matthew W. Buckingham	$10,800	–		$7,235	–	–	–	$58,572	(3d)	$76,607

(3a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(3b)

Profit sharing amounts earned in fiscal 2017 that exceed the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2018. For further information, see “Retirement Plans — Nonqualified Supplement Deferred Compensation Plan” below.

(3c)	Consists of reimbursement of premiums for disability insurance ($6,486), healthcare insurance ($9,082), and a $5.0 million term life insurance policy ($7,068).

(3d)	Consists of reimbursement for employee relocation costs.

(4)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(5)	Mr. Cicero was promoted to Senior Vice President in June 2017.

(6)	Mr. Buckingham joined our company in April 2016 as Senior Vice President, Firearm Division and President, Firearms of our subsidiary, Smith & Wesson Corp.

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Fiscal 2017 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stocks or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. James Debney	04/27/2017	–	–	–	–	–	–	63,700	(4)	–	–	$1,255,527
	04/27/2017	–	–	–	26,638	70,100	140,200	–		–	–	$1,599,682
Jeffrey D. Buchanan	04/27/2017	–	–	–	–	–	–	22,900	(4)	–	–	$451,359
	04/27/2017	–	–	–	9,538	25,100	50,200	–		–	–	$573,782
Robert J. Cicero	04/27/2017	–	–	–	–	–	–	13,000	(4)	–	–	$256,230
	04/27/2017	–	–	–	5,472	14,400	28,800	–		–	–	$328,608
Mark P. Smith	04/27/2017	–	–	–	–	–	–	13,000	(4)	–	–	$256,230
	04/27/2017	–	–	–	5,472	14,400	28,800	–		–	–	$328,608
Matthew W. Buckingham	05/17/2016	–	–	–	–	–	–	30,000	(5)	–	–	$606,000
	04/27/2017	–	–	–	–	–	–	13,000	(4)	–	–	$256,230
	04/27/2017	–	–	–	5,472	14,400	28,800	–		–	–	$328,608

(1)

Each of our executive officers received cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Fiscal 2017 Cash Incentive Compensation Program. Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, received cash incentive compensation of $116,155 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer. No amounts are reported as the awards for each of our executive officers under our Fiscal 2017 Cash Incentive Compensation Program have been paid, and the actual amount paid is set forth in the Fiscal 2017 Summary Compensation Table above. Our Fiscal 2017 Cash Incentive Compensation Program is discussed under “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant, and the underlying shares of common stock earned, if any, are deliverable on the first anniversary of the May 1 ending date of the performance period. Notwithstanding the amounts shown in the “Maximum” column, the maximum number of shares that can be delivered with respect to fiscal 2017 PSU grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Stock-Based Compensation.”

(3)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2017.

(4)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us, and the underlying shares of common stock are deliverable on each one-year anniversary of the applicable vesting date.

(5)

One-fourth of the RSUs vest following each of the first, second, third, and fourth anniversaries of the date of grant, subject to each executive’s continued services with us, and the underlying shares of common stock are deliverable on each one-year anniversary of the applicable vesting date.

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EXECUTIVE COMPENSATION

Reference is made to “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2017 Compensation Program, Including Changes in Certain Compensation Policies and Practices” for certain changes affecting fiscal 2017 compensation for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2017.

		Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
		Exercisable		Unexercisable
P. James Debney	04/10/2013	66,667	(4)	–	$8.89	09/26/2021	–		–	–	–
	04/10/2013	94,000	(5)	–	$8.89	04/24/2022	–		–	–	–
	04/29/2015	–		–	–	–	33,000	(7)	$730,950	96,000	$2,126,400
	04/29/2016	–		–	–	–	61,500	(7)	$1,362,225	135,400	$2,999,110
	04/27/2017	–		–	–	–	63,700	(7)	$1,410,955	140,200	$3,105,430
Jeffrey D. Buchanan	12/17/2014	–		–	–	–	1,666	(6)	$36,902	–	–
	04/29/2015	–		–	–	–	19,500	(7)	$431,925	60,000	$1,329,000
	04/29/2016	–		–	–	–	20,500	(7)	$454,075	51,650	$1,144,048
	04/27/2017	–		–	–	–	22,900	(7)	$507,235	51,650	$1,111,930
Robert J. Cicero	04/29/2015	–		–	–	–	11,250	(7)	$249,188	34,000	$753,100
	04/29/2016	–		–	–	–	11,700	(7)	$259,155	29,500	$653,425
	04/27/2017	–		–	–	–	13,000	(7)	$287,950	28,800	$637,920
Mark P. Smith	04/29/2015	–		–	–	–	11,250	(7)	$249,188	34,000	$753,100
	04/29/2016	–		–	–	–	11,700	(7)	$259,155	29,500	$653,425
	04/27/2017	–		–	–	–	13,000	(7)	$287,950	28,800	$637,920
Matthew W. Buckingham	04/29/2016	–		–	–	–	11,700	(7)	$259,155	29,500	$653,425
	05/17/2016	–		–	–	–	30,000	(8)	$664,500	–	–
	04/27/2017	–		–	–	–	13,000	(7)	$287,950	28,800	$637,920

(1)

Generally, outstanding awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant and outstanding awards of PSUs under our 2004 Incentive Stock Plan vest if the relative performance of our common stock exceeds the performance of the RUT over the three-year period following the date of grant. Historically, outstanding awards of stock options and RSUs under our 2013 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant. Awards of RSUs under our 2013 Incentive Stock Plan granted in April 2015, 2016, and 2017 vest one-fourth on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant. Awards of PSUs under our 2013 Incentive Stock Plan vest if the relative performance of our common stock achieves the then-applicable metric compared with the performance of the RUT over the approximately three-year period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Stock-Based Compensation.”

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(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)

These PSUs vest based on the relative performance of our common stock against the RUT over the approximately three-year period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. Reference is also made to footnote 1 above. See also “Compensation Discussion and Analysis — Fiscal 2017 Compensation — Stock-Based Compensation.”

(4)	One-third of the stock options vested and became exercisable on each of the date of grant, September 26, 2013, and September 26, 2014. The maximum term of the options is September 26, 2021.

(5)	One-third of the stock options vested and became exercisable on each of the date of grant, April 24, 2014, and April 24, 2015.

(6)	One-third of the RSUs vest and the underlying shares of common stock are deliverable on each of the first, second, and third anniversaries of the date of grant.

(7)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

(8)

One-fourth of the RSUs vest following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date.

See “Compensation Discussion and Analysis — Introduction — Highlights of Fiscal 2017 Compensation, Including Changes in Certain Compensation Policies and Practices” for certain changes affecting fiscal 2017 compensation for our named executive officers.

Option Exercises and Stock Vested in Fiscal 2017

The following table describes, for the named executive officers, the number of shares acquired and the value realized on the exercise of options and vesting of stock awards during the fiscal year ended April 30, 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
P. James Debney	–	$–	94,541	$2,088,327
Jeffrey D. Buchanan	–	$–	41,065	$904,040
Robert J. Cicero	–	$–	20,903	$461,340
Mark P. Smith	–	$–	20,903	$461,340
Matthew W. Buckingham	–	$–	–	$–

(1)

Includes shares that have vested but are not yet deliverable until the first anniversary of the vesting date (11,000 shares for Mr. Debney, 6,500 shares for Mr. Buchanan, 3,750 shares for Mr. Cicero, and 3,750 shares for Mr. Smith).

(2)

For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested. See “Compensation Discussion and Analysis — Certain Stock-Based Compensation Arrangements in Prior Fiscal Years — Vesting of Previous PSU Grants.”

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EXECUTIVE COMPENSATION

Retirement Plans

We maintain the Smith & Wesson Corp. Profit Sharing and Investment Plan, or the 401(k) Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit sharing contributions are authorized. All profit sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements, except for the employees of our Battenfeld Technologies, Inc. subsidiary, which are covered by a separate 401(k) plan covering substantially all of the employees of Battenfeld Technologies, Inc.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2017, 2016, and 2015, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions of up to 3% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service, and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. For the year ended April 30, 2017, we made profit sharing contributions equal to approximately 6.8% of the operating profit of our company (excluding business acquired in fiscal 2017). Operating profit under the plan is defined as income before interest, accruals in excess of cash payments for certain litigation, and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

Our Nonqualified Supplemental Deferred Compensation Plan was adopted by our Board of Directors in December 2013 to be effective as of March 1, 2014. The plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company and participating affiliates.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the 401(k) Plan must be returned to a participant under the Code’s 401(k) rules, a comparable amount of salary may be deferred into the plan by the participant if the participant has made such an election. In addition, our company and participating affiliates will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are, at all times, 100% vested.

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A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company and its affiliates;

•	death;

•	disability;

•	specified time designated by the participant in his or her deferral agreement;

•	a change in control of our company; and

•	unforeseeable emergencies.

Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

A menu of investment options will be made available to participants to determine the amount of earnings, gains, or losses to be credited to their accounts under the plan. Each participant will be able to select from such investment options, the investment options to be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

During fiscal 2017, none of our named executive officers contributed to our Nonqualified Supplemental Deferred Compensation Plan. However, profit sharing amounts earned in fiscal 2017 that exceeded the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2018.

The following table sets forth, for the named executive officers, information regarding the contributions that will be made in fiscal 2018 related to profit sharing amounts earned in fiscal 2017 that will be paid in fiscal 2018 and exceed the 401(k) contribution limit, earnings, distributions, and year-end account balances with respect to the Nonqualified Supplemental Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregated Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (1)
P. James Debney	$10,169	–	$839	–	$12,101
Jeffrey D. Buchanan	–	–	$172	–	$3,785
Robert J. Cicero	$5,494	–	$457	–	$5,162
Mark P. Smith	$7,331	–	$817	–	$10,339
Matthew W. Buckingham	–	–	–	–	–

(1)

Earnings reported in the aggregate balance at last fiscal year end were not reported as compensation to the named executive officer in the Summary Compensation Table for previous years because no above-market or preferential earnings on any nonqualified deferred compensation were paid to our named executive officers.

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EXECUTIVE COMPENSATION

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

We and Mr. Debney are parties to an amended and restated employment agreement which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $608,988 (subject to annual review by our Board of Directors), which was increased to $685,000 early in fiscal 2017. Mr. Debney also is eligible to participate in our executive compensation programs, to receive an annual cash bonus and annual grants of stock-based awards, each as determined by our Board of Directors or committee thereof. Mr. Debney is eligible to participate in other standard health, welfare, and retirement benefits, including group health, pension, retirement, vacation, and expense reimbursement plans, to participate in such other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and to receive certain other perquisites, including a car allowance, the reimbursement of reasonable insurance premiums for disability, medical and hospitalization insurance, and company-paid premiums on a term life insurance policy.

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Debney terminates his employment for Good Reason (each as defined in the Employment Agreement), he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Debney’s Employment Agreement also provides that, in the event of a Change in Control, Mr. Debney at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Debney’s rights under this provision will be triggered if, following a Change in Control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the Change in Control. If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, continued payment of life insurance premiums, vesting of unvested stock-based compensation held by Mr. Debney in his capacity as an employee of our company, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

The Employment Agreement also prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months, or any period during which Mr. Debney receives cash

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severance pursuant to the terms of the Employment Agreement, and prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company, regardless of the reason therefor.

Severance Agreements

We and Mr. Buchanan are parties to a severance and change in control agreement, which is referred to as the Severance Agreement. Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Buchanan’s Severance Agreement also provides that, in the event of a Change in Control, Mr. Buchanan, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Severance Agreement remain in full force and effect and (ii) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Buchanan’s rights under this provision will be triggered if, following the Change in Control, (a) he is not the chief financial officer of the company that succeeds to our business; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such Change in Control; or (d) as a result of such Change in Control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a change in control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary, payment of a lump sum equal to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, and vesting of unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee of our company. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Severance Agreement are contingent upon Mr. Buchanan executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us. The Severance Agreement also prohibits Mr. Buchanan from competing with our company for a period of 12 months and from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Other Severance Arrangements

We have adopted the American Outdoor Brands Corporation Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. At all times Messrs. Debney and Buchanan have been and continue to be covered under their Employment Agreement and Severance Agreement, respectively. Accordingly, Messrs. Debney and Buchanan are not covered under the Executive Severance Plan. Messrs. Cicero, Smith, and Buckingham are currently the only participants in the Executive Severance Plan.

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EXECUTIVE COMPENSATION

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive after the effective date of the Executive Severance Plan in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason — No Change in Control

Mr. Debney

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or Mr. Debney terminates his employment for Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. For a period of 18 months after such termination, the sum of his base salary and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Healthcare Coverage. For a period of 18 months after such termination, payment of premiums for healthcare coverage, to the extent of his participation in such coverage at the date of termination.

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•	Car Allowance. For a period of 18 months after such termination, his $1,000 per month car allowance.

•	Secretarial Support. For a period of 36 months after such termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

•	Life Insurance Premiums. For a period of 36 months after such termination, payment of premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

•

Stock Options. Any stock options that are vested as of the date of such termination will remain exercisable for nine months following such termination, but in no event, beyond their original term. All unvested options will be cancelled.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason, Mr. Buchanan will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus. A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Messrs. Cicero, Smith, and Buckingham

Pursuant to the Executive Severance Plan, if we terminate Mr. Cicero’s, Mr. Smith’s, or Mr. Buckingham’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates his employment for Good Reason, each executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. His base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus. A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination, and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

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EXECUTIVE COMPENSATION

Termination or Resignation in Connection with a Change in Control

Mr. Debney

If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 24 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, paid over 18 months following such termination.

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Car Allowance. His $1,000 per month car allowance for a period of 24 months after such termination.

•

Healthcare Coverage. At our option, either (x) payment of premiums for healthcare coverage for a period equal to 24 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 24 months or the COBRA eligibility period.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement (including the stock options granted to Mr. Debney in fiscal 2012 and 2013) will vest as of the effective date of such termination. Stock options will remain exercisable for nine months following termination, but in no event, beyond their original term.

In addition, certain stock-based compensation held by Mr. Debney in his capacity as an employee that is not subject to the provisions of his Employment Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted to Mr. Debney in fiscal 2013 and 2014).

Mr. Buchanan

If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•

Cash Severance. His base salary for a period of 18 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination.

•

Stock-Based Awards. All unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Severance Agreement will vest as of the effective date of such termination.

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In addition, certain stock-based compensation held by Mr. Buchanan in his capacity as an employee that is not subject to the provisions of his Severance Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted to Mr. Buchanan in fiscal 2013).

Messrs. Cicero, Smith, and Buckingham

Pursuant to the Executive Severance Plan, if (i) we terminate Mr. Cicero’s, Mr. Smith’s, or Mr. Buckingham’s employment during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) either of them resigns following an Adverse Change in Control Effect, he will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance. His base salary for a period of 52 weeks and a lump sum cash payment equal to the average of the cash bonuses paid to the executive for each of the two fiscal years immediately preceding the termination or resignation.

•

Stock-Based Compensation. All unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee after the effective date of the Executive Severance Plan will vest as of the effective date of such termination.

•

Healthcare Coverage. In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted in fiscal 2013).

Termination for Good Cause or Resignation Without Good Reason

Mr. Debney

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, Mr. Debney is not eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause.

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Debney’s employment is terminated by him without Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Life Insurance Premiums. Provided that he terminates his employment with at least six months advance notice, payment of premiums for a period of 36 months after such termination on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Smith, and Buckingham

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Messrs. Buchanan, Cicero, Smith, or Buckingham is eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause or by him without Good Reason.

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Termination by Reason of Death

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Debney’s employment is terminated by reason of his death, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Messrs. Buchanan, Cicero, Smith, and Buckingham

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Messrs. Buchanan, Cicero, Smith, or Buckingham is eligible to receive any payments or benefits if his employment is terminated by reason of his death.

Termination by Reason of Disability

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Debney’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus. A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Smith, and Buckingham

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Messrs. Buchanan, Cicero, Smith, or Buckingham is eligible to receive any payments or benefits if his or employment is terminated by reason of his disability.

Potential Payments Upon Termination of Employment or Change in Control of our Company

Consistent with our double-trigger philosophy, the Compensation Committee has determined that PSU awards (including PSUs granted in fiscal 2015, 2016, and 2017) will contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

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The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers in various situations, including termination of employment or a Change in Control of our company. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount our executives would receive if a termination of employment or Change in Control were to occur. In addition to the amounts disclosed in the following section, each executive would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, and would receive any amounts accrued but unpaid through the date of termination. The tables below set forth the estimated benefits each of our named executive officers would receive if the termination of employment or the Change in Control event occurred on April 30, 2017.

P. James Debney

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control		Voluntary Termination Other than with Good Reason		Death		Disability
Compensation:
Cash Severance	$2,782,958	(1)	$3,125,458	(1)	–		–		–
Bonus (2)	$1,683,952		$1,683,952		–		$1,683,952		$1,683,952
Equity Awards	–		$6,220,562	(9)	–		–		–
Benefits and Perquisites:
Health and Welfare Benefits	$89,520	(3)	$99,360	(3)	$60,000	(4)	$5,000,000	(5)	$60,000	(6)
Other Benefits	$48,000	(7)	$24,000	(8)	–		–		–

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause or Resignation with Good Reason	Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$384,000	$1,349,148	(10)
Bonus (2)	$707,997	$707,997
Equity Awards	–	$2,970,404	(9)
Benefits and Perquisites:
Health and Welfare Benefits	–	–
Other Benefits	–	–

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EXECUTIVE COMPENSATION

Robert J. Cicero

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$157,500		$851,126	(11)
Bonus (2)	$503,342		$503,342
Equity Awards	–		$1,670,597	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$9,840	(12)	$19,680	(12)
Other Benefits	–		–

Mark P. Smith

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$165,000		$865,179	(11)
Bonus (2)	$527,310		$527,310
Equity Awards	–		$1,670,597	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$9,840	(12)	$19,680	(12)
Other Benefits	–		–

Matthew W. Buckingham

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Compensation:
Cash Severance	$165,000		$593,655	(11)
Bonus (2)	$527,310		$527,310
Equity Awards	–		$1,332,810	(9)
Benefits and Perquisites:
Health and Welfare Benefits	$9,840	(12)	$19,680	(12)
Other Benefits	–		–

(1)

Includes continuation of base salary paid out over 18 months (not in connection with a Change in Control) or 24 months (in connection with a Change in Control), respectively, and an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($1,755,458), paid out over 18 months.

(2)

Each of our named executive officers received cash incentive compensation for our company-wide financial performance as a result of our achieving the pre-established targets set out in our Fiscal 2017 Cash Incentive Compensation Program. In addition to receiving cash incentive compensation as a result of our achieving the pre-existing targets set forth in our Fiscal 2017 Cash Incentive Program. Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, also received cash incentive compensation of $116,155 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer.

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(3)	Includes reimbursement of premiums for health insurance and disability insurance, and premiums paid by the company on a $5.0 million term life insurance policy.

(4)

If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.

(5)	Includes the death benefit payable under a $5.0 million term life insurance policy. This money is not paid from our company’s assets.

(6)

Includes continued payment of life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000, for 36 months following the termination of his employment.

(7)

Includes a $10,000 cash payment per 12-month period for secretarial support for a period of 36 months following Mr. Debney’s termination of employment and a $1,000 per month car allowance for 18 months.

(8)	Includes a $1,000 per month car allowance for 24 months.

(9)	Includes the accelerated vesting of PSUs granted in 2015, 2016 and 2017 calculated on actual performance through April 30, 2017.

(10)

Includes continuation of base salary paid out over 18 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($773,148), paid out in a lump sum.

(11)

Includes continuation of base salary paid out over 12 months, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his termination (for Mr. Cicero, $536,126; for Mr. Smith, $535,179; for Mr. Buckingham, $263,655), paid out in a lump sum.

(12)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 or 52 weeks, as applicable, for the executive and his eligible dependents.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 5,175,346 shares of our common stock reserved for issuance under the plan as of April 30, 2017. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan gives broad powers to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or

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EXECUTIVE COMPENSATION

participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

The maximum number of shares that a participant may purchase during any exercise period is 12,500 shares or a total of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in

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Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

There were outstanding issued but unexercised options to acquire 335,160 shares of our common stock at an average exercise price of $6.58 per share under the plan as of April 30, 2017. There were issued and outstanding 9,000 undelivered RSUs under the plan as of April 30, 2017.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2017. There were issued and outstanding 1,419,848 undelivered RSUs and PSUs under the plan as of April 30, 2017. The material features of the plan are outlined below.

Shares available for awards; adjustments. The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained

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available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the plan, or after the effective date of the plan, shares subject to any awards granted under the 2004 Incentive Stock Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan, or after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the Committee. Subject to the terms of the plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. The Committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

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EXECUTIVE COMPENSATION

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock. The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee.

Restricted stock units. The Committee is authorized to grant RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee.

Shares granted as a bonus or in lieu of another award. The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements.

Other stock-based awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance awards. The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

Other terms of awards. Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed

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investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

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DIRECTOR COMPENSATION

The Compensation Committee, with advice from its independent compensation consultant, determines, or recommends to our Board of Directors for determination, the compensation of our Board of Directors. We currently pay each non-employee director an annual retainer in the amount of $70,000. We also pay additional sums to our Chairman of the Board, Vice Chairman of the Board, Chairs of our Board Committees, and members of our Board Committees as follows:

Chairman of the Board	$37,500
Vice Chairman of the Board	$23,000
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$12,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$3,500

In addition, each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; and each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year. Stock-based grants were in the form of RSUs for 6,500 shares of common stock, 3,802 shares of common stock, and 3,112 shares of common stock in fiscal 2015, 2016, and 2017, respectively. The RSUs vest one-twelfth each month. The Compensation Committee has determined that, beginning with the RSU grant to non-employee directors in fiscal 2016, the delivery of the underlying shares generally will not be made until the first anniversary of the final vesting date of the award in order to be consistent with the one-year holding period for stock-based awards granted to our executive officers since fiscal 2015.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2017. Mr. Debney does not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total
Barry M. Monheit	$118,420	$84,989	$836	(4)	$204,245
Robert L. Scott	$96,500	$84,989	$824	(6)	$182,313
Robert H. Brust	$95,000	$84,989	$2,346	(5)	$182,335
John B. Furman	$107,500	$84,989	–		$192,489
Michael F. Golden	$70,000	$84,989	$–		$154,989
Mitchell A. Saltz	$70,000	$84,989	$1,918	(4)	$156,907
I. Marie Wadecki	$99,500	$84,989	–		$184,489
Gregory J. Gluchowski, Jr.	$77,915	$84,989	–		$162,904

2017 Proxy Statement	55

DIRECTOR COMPENSATION

(1)

As of April 30, 2017, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (9,914); Mr. Scott (9,914); Mr. Golden (6,914); Mr. Brust (6,914); Mr. Furman (6,914); Mr. Saltz (6,914); Ms. Wadecki (9,914); and Mr. Gluchowski (6,914). As of April 30, 2017, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (20,000); Mr. Brust (0); Mr. Furman (40,000); Mr. Golden (10,000); Mr. Saltz (0); Mr. Scott (40,000); Ms. Wadecki (0); and Mr. Gluchowski (0).

(2)	All fees were paid in cash.

(3)

The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2017.

(4)	Consists of costs for certain products provided without cost.

(5)	Consists of costs for spousal travel to attend company-related business functions.

(6)	Consists of costs for medical coverage ($339) and costs for spousal travel to attend company-related business functions.

We lease 3,000 square feet of office space in Scottsdale, Arizona, which has offices for certain senior personnel in our investor relations and finance departments as well as office space for our board of directors. The lease expires on February 28, 2018. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

We maintain stock ownership guidelines for our directors and executive officers. For more detailed information regarding our stock ownership guidelines, see “Corporate Governance — Stock Ownership Guidelines.”

56	2017 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2017.

Plan Category	(a) Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	(b) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(c) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	(d) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Stockholders	1,428,848	335,160	$6.58	10,130,229
Equity Compensation Plans Not Approved by Stockholders	–	–	–	–
Total	1,428,848	335,160	$6.58	10,130,229

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2017, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 4,954,883. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2017, there were 5,175,346 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

2017 Proxy Statement	57

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended April 30, 2017.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2017 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

John B. Furman

I. Marie Wadecki

58	2017 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2017, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

2017 Proxy Statement	59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of July 26, 2017 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (1)	Number of shares (2)		Percent (2)
Directors and Executive Officers:
P. James Debney	512,047	(3)	*
Jeffrey D. Buchanan	70,917	(4)	*
Robert J. Cicero	22,672	(5)	*
Mark P. Smith	22,689	(5)	*
Matthew W. Buckingham	10,112	(6)	*
Robert H. Brust	6,914	(7)	*
John B. Furman	57,420	(8)	*
Gregory J. Gluchowski, Jr.	14,152	(7)	*
Michael F. Golden	273,517	(9)	*
Barry M. Monheit	69,248	(10)	*
Mitchell A. Saltz	63,914	(11)	*
Robert L. Scott	97,448	(12)	*
I. Marie Wadecki	35,686	(13)	*
All directors and executive officers as a group (13 persons)	1,256,736	(14)	2.31%

Other significant stockholders:
The Vanguard Group	7,954,539	(15)	14.74%
BlackRock, Inc.	4,331,310	(16)	8.02%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 53,974,365 shares outstanding on July 26, 2017. The numbers and percentages shown include shares actually owned on July 26, 2017, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of July 26, 2017 upon the exercise of options or the delivery of RSUs or PSUs and all shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes (a) 160,667 shares issuable upon exercise of vested stock options; and (b) 25,488 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(4)	Includes 11,233 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5)	Includes 6,447 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(6)	Consists of 10,112 shares underlying RSUs that have vested but are not deliverable within 60 days of the record date.

(7)	Includes 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date.

(8)	Includes (a) 40,000 shares issuable upon exercise of vested stock options; and (b) 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date.

(9)

Includes (a) 10,000 shares issuable upon exercise of stock options that have vested but have not been exercised; and (b) 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date.

(10)

Includes (a) 20,000 shares issuable upon exercise of stock options that have vested but have not been exercised; (b) 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(11)

Includes 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(12)

Includes (a) 40,000 shares issuable upon exercise of vested stock options; (b) 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date; and (c) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(13)

Includes (a) 3,112 shares underlying RSUs that will have vested, but are not deliverable, within 60 days of the record date; and (b) 3,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(14)

Includes (a) 270,667 shares issuable upon exercise of vested stock options; (b) 84,623 shares underlying RSUs that have or will have vested, but are not deliverable, within 60 days of the record date; and (c) 9,000 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(15)

Based on the statement on Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2017, The Vanguard Group has sole voting power over 108,422 shares; shared voting power over 3,196 shares; sole dispositive power over 7,845,806 shares; and shared dispositive power over 108,733 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(16)

Based on the statement on Amendment No. 7 to Schedule 13G filed with the SEC on January 27, 2017, BlackRock, Inc. has sole voting power over 4,238,490 shares and sole dispositive power over 4,331,310 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

2017 Proxy Statement	61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

62	2017 Proxy Statement

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that stock-based compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate in an amount equal to or above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates in an amount equal to or above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other named executive officers in fiscal 2017.

We maintain a performance-based cash incentive compensation program. We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation to our named executive officers for only two of the last three fiscal years. None of our executive officers received cash incentive compensation for our company-wide financial performance as a result of our failure to achieve the pre-established targets set out in our fiscal 2015 Cash Incentive Compensation Program. Mr. Cicero, who was our only executive officer with pre-established individual performance goals unrelated to our company-wide financial performance, received cash incentive compensation in fiscal 2015 as a result of satisfying his individual goals related to his roles and responsibilities as our General Counsel and Chief Compliance Officer.

2017 Proxy Statement	63

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates above certain levels. Our stock-based compensation consists primarily of RSUs and PSUs. We generally set the vesting schedule for RSUs over multiple year periods to encourage executive retention. In fiscal 2015, the Compensation Committee increased the vesting schedule from ratably over three years to ratably over four years. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based compensation to our executive officers prior to the beginning of the applicable fiscal year.

The Compensation Committee adopted stock holding requirements for the shares underlying outstanding stock-based awards granted to our executive officers in fiscal 2015, 2016, and 2017 so that vested shares generally will not be delivered and therefore, at a minimum, cannot be sold until the first anniversary of each applicable vesting date and instituted a value cap on PSUs granted in fiscal 2015, 2016, and 2017 that limits the dollar value, determined as of the vesting date, of the shares that can be delivered to a maximum of 600% of the grant date value.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, an independent national compensation consulting firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Board of Directors, or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

64	2017 Proxy Statement

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT

2017 Proxy Statement	65

PROPOSAL THREE – ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY (“SAY-ON-FREQUENCY”)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Stockholders have the option of recommending a frequency vote every year, every two years, every three years, or abstaining from making a recommendation.

Summary

Our Board of Directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our Board of Directors believes that an annual advisory vote on executive compensation would be the most meaningful for our Board of Directors and our Compensation Committee and best serve the interests of our company and its stockholders. Our Board of Directors believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our Board of Directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “1 YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY.

66	2017 Proxy Statement

PROPOSAL FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2018 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence and has determined that Deloitte & Touche LLP’s independence is not compromised by providing such services.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Deloitte & Touche LLP for the fiscal years ended April 30, 2016 and 2017 are as follows:

	2016	2017
Audit Fees	$943,000	$1,120,500
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$943,000	$1,120,500

Audit services for fiscal 2016 and 2017 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing

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PROPOSAL FOUR –RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Deloitte & Touche LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2018.

68	2017 Proxy Statement

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in our Proxy Statement for Our 2018 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders, such proposal must comply with the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act and must be submitted in a writing received by our Secretary at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary not less than 120 calendar days before the anniversary of the date of our proxy statement released to stockholders in connection with the 2017 Annual Meeting of Stockholders, unless the date of the 2018 Annual Meeting of Stockholders has been changed by more than 30 days from September 19, 2018, in which case, the deadline is a reasonable time before we begin to print and send our proxy materials. The proposal and supporting statement may not exceed 500 words.

Deadline and Procedures Under our Bylaws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2018 Annual Meeting

Our bylaws require any stockholder desiring to nominate one or more persons for election to our Board of Directors or propose other business to be considered at the 2018 Annual Meeting of Stockholders to give timely written notice of the nomination or proposal by delivery to our Secretary at American Outdoor Brands Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. To be timely, such notice must be so delivered not later than the close of business on June 21, 2018 (the 90th day prior to the first anniversary of the 2017 Annual Meeting of Stockholders), nor earlier than the close of business on May 22, 2018 (the 120th day prior to the first anniversary of the 2017 Annual Meeting of Stockholders), unless the date of our 2018 Annual Meeting of Stockholders is held before August 20, 2018 (more than 30 days before the first anniversary of the 2017 Annual Meeting of Stockholders) or after November 28, 2018 (more than 70 days after the first anniversary of the 2017 Annual Meeting of Stockholders), in which case, the notice must be so delivered not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is first made by us. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

In addition to the foregoing requirements, our bylaws require a stockholder’s written notice of a nomination of one or more persons for election to our Board of Directors or the proposal of other business to contain certain information regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given, including, among other things, the name and address and class and number of shares of our stock owned. Our bylaws further require a stockholder’s written notice of a nomination of one or more persons for election to our Board of Directors to contain certain information relating to each nominee and each nominee’s consent to being named in a proxy statement as a nominee and to serve as a member of our Board of Directors if elected. Our bylaws also require a stockholder’s written notice of the proposal of other business to contain certain information regarding such business, including, among other things, a brief description of such business, the text of the proposed business, the reasons for conducting such business at the meeting and the material interests in such business of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such notice is given.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

70	2017 Proxy Statement

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

2017 Proxy Statement	71

AMERICAN OUTDOOR BRANDS CORPORATION

AMERICAN OUTDOOR BRANDS CORPORATIONSM

2100 ROOSEVELT AVENUE SPRINGFIELD, MA 01104

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AOBC2017

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32010-P96597

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMERICAN OUTDOOR BRANDS CORPORATION

The Board of Directors recommends you vote FOR

the following:

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified:

Nominees:

01) Barry M. Monheit

02) Robert L. Scott

03) Robert H. Brust

04) P. James Debney

05) John B. Furman

06)     Gregory J. Gluchowski, Jr.

07)     Michael F. Golden

08)     Mitchell A. Saltz

09)     I. Marie Wadecki

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

2.    PROPOSAL 2: To provide a non-binding advisory vote

For Against Abstain

4. PROPOSAL 4: To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2018.

on the compensation of our named executive officers

for fiscal 2017 (“say-on-pay”).

and upon such matters which may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends you vote

1 YEAR on the following proposal:

1 Year 2 Years

3 Years

Abstain

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned

3.    PROPOSAL 3: To provide a non-binding advisory

vote on the frequency of future non-binding

advisory votes on the compensation of our

named executive officers (“say-on-frequency”).

stockholder(s). If no directions are made, this proxy will be voted FOR all directors, FOR proposals 2 and 4, and 1 YEAR on proposal 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E32011-P96597

AMERICAN OUTDOOR BRANDS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2017 ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 19, 2017

The undersigned stockholder of AMERICAN OUTDOOR BRANDS CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 7, 2017, and hereby appoints P. James Debney and Jeffrey D. Buchanan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of the Company, to be held on Tuesday, September 19, 2017, at 11:00 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/AOBC2017 and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal;

1 YEAR on the say-on-frequency proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “1 YEAR” ON THE SAY-ON-FREQUENCY PROPOSAL, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2018.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.